Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD
(415) 293-4414

RURAL/METRO REPORTS STRONG FISCAL 2010 FULL-YEAR

AND FOURTH-QUARTER RESULTS

Fiscal 2010 Highlights:

•	7.9% growth in net revenue when compared to fiscal 2009

•	17.9% growth in operating income when compared to fiscal 2009

•

$3.5 million net income attributable to Rural/Metro, or diluted earnings per share (EPS) of $0.14, including a $14.2 million pre-tax loss on debt extinguishment and a $1.2 million pre-tax goodwill impairment related to a legacy acquisition

•	$69.1 million in adjusted EBITDA from continuing operations

SCOTTSDALE, Ariz. (Sept. 8, 2010) – Rural/Metro Corporation (NASDAQ: RURL), a leading national provider of ambulance and private fire protection services, announced strong results for its fiscal 2010 full year and fourth quarter ended June 30, 2010.

Michael P. DiMino, President and Chief Executive Officer, said, “Our results clearly demonstrate the strength of our business strategies as we successfully achieve organic and strategic growth opportunities, leverage our operational and technological expertise to gain margin expansion and generate strong and sustainable cash flow.”

Results of Operations for the Fiscal Year Ended June 30, 2010

For the fiscal year ended June 30, 2010, the Company generated net revenue of $530.8 million, an increase of 7.9% or $39.0 million, compared to $491.8 million for the same prior-year period. Ambulance services revenue was $457.8 million, an increase of 9.6% or $40.0 million, compared to $417.8 million for the same prior-year period. The increase was primarily attributable to $37.4 million in same-service-area revenue growth, which was driven by reductions in uncompensated care, rate increases and a 4.1% increase in ambulance transport volume, as well as $2.6 million from new contract growth. Other services revenue was $72.9 million, a decrease of 1.4% or $1.0 million, compared to $73.9 million for the same prior-year period.

Payroll and employee benefits expense for fiscal 2010 was $324.7 million, or 61.2% of net revenue, compared to $305.3 million, or 62.1% of net revenue for fiscal 2009. The year-over-year decrease as a percentage of net revenue was primarily attributable to improved labor management and higher transport volumes offset slightly by increases in employee health insurance and workers compensation insurance expenses.

Other operating expenses for fiscal 2010 totaled $121.9 million, or 23.0% of net revenue, compared to $115.6 million, or 23.5% of net revenue in fiscal 2009. The year-over-year decrease as a percentage of net revenue was related to higher revenue offset by an increase in professional fees.

General and auto liability insurance expense for fiscal 2010 was $13.9 million, or an increase of $2.3 million, compared with $11.6 million in fiscal 2009. The year-over-year increase was driven primarily by an increase in current-year claims estimates.

Fiscal 2010 net income attributable to Rural/Metro was $3.5 million, or diluted EPS of $0.14, which included a $14.2 million loss on debt extinguishment related to the Company’s December 2009 debt refinancing and a $1.2 million goodwill impairment charge related to a legacy acquisition. Excluding the loss on debt extinguishment, fiscal 2010 net income attributable to Rural/Metro would have been $12.4 million, or diluted EPS of $0.49.

Fiscal 2010 adjusted EBITDA from continuing operations increased 18.3% to $69.1 million compared to $58.4 million in fiscal 2009. Adjusted EBITDA from continuing operations excludes the effect of the $14.2 million loss on debt extinguishment, the $1.2 million goodwill impairment and $0.5 million in share-based compensation expense.

Results of Operations for the Fourth Quarter Ended June 30, 2010

For the quarter ended June 30, 2010, the Company generated net revenue of $133.8 million, an increase of 5.4%, or $6.9 million, compared to net revenue of $126.9 million for the same period last year. Ambulance services revenue was $116.1 million, an increase of 7.4% or $8.0 million, compared to $108.1 million for the same prior-year period. The increase was primarily attributable to $7.1 million in same-service-area revenue growth, which included reductions in uncompensated care, rate increases and a 5.3% increase in transport volume, as well as $0.9 million in new contract growth. Other services revenue was $17.7 million, a decrease of 5.7% or $1.1 million, compared to $18.8 million for the same prior-year period.

Payroll and employee benefits expense for the fourth fiscal quarter was $82.9 million, or 62.0% of net revenue, compared to $80.2 million, or 63.2% of net revenue, in the same period of the prior year. The year-over-year decrease as a percentage of net revenue was primarily attributable to improved labor management, higher transport volumes and lower employee bonus expense, offset slightly by an increase in employee health insurance expenses.

Other operating expenses for the fourth fiscal quarter totaled $31.8 million, or 23.8% of net revenue, compared to $31.0 million, or 24.4% of net revenue for the same prior-year period. The year-over-year decrease as a percentage of net revenue was related to higher revenue, offset in part by higher fuel expense related to increased prices.

Auto and general liability insurance expense for the fourth fiscal quarter was $1.9 million, or an increase of $0.9 million, when compared to $1.0 million for the same period of the prior year. The year-over-year increase was driven primarily by a higher positive adjustment in actuarial claims in the prior year when compared to the current year.

Fourth-quarter net income attributable to Rural/Metro was $1.6 million, or diluted EPS of $0.06, compared to net income of $2.2 million and diluted EPS of $0.09 for the fourth quarter of the prior year.

Adjusted EBITDA from continuing operations for the fourth quarter increased 15.4% to $16.8 million, compared to $14.6 million for the same period in fiscal 2009. Adjusted EBITDA from continuing operations for the three-month period excludes the effect of the $1.2 million goodwill impairment and $0.2 million in share-based compensation expense.

Adjusted EBITDA from continuing operations and net income and diluted EPS attributable to Rural/Metro excluding the loss on debt extinguishment are key indicators management uses to evaluate operating performance. While adjusted EBITDA from continuing operations and net income and diluted EPS attributable to Rural/Metro excluding the loss on debt extinguishment are not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes these measures are useful to investors in assessing its ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of adjusted EBITDA to income/(loss) from continuing operations and discontinued operations for the three and 12 months ended June 30, 2010 and 2009, as well as a reconciliation of net income and diluted EPS attributable to Rural/Metro excluding the loss on debt extinguishment to net loss attributable to Rural/Metro and diluted earnings per share for the three and 12 months ended June 30, 2010 and 2009, are included with this press release and the related current report on Form 8-K.

Transaction Technology

The Company’s focus on invoice transaction processing and related technology has resulted in consistent and measurable improvement in areas such as uncompensated care (UC) and days sales outstanding (DSO). Specifically, the national rollout of its electronic patient care reporting (ePCR) system that began in July 2008 has contributed to these improvements. The Company monitors an array of system performance measures, ranging from the impact to uncompensated care to the durability of the hardware installed in each ambulance. At the close of fiscal 2010, ePCR technology was being used in approximately 65% of the Company’s ambulance transports.

“When Rural/Metro designed the electronic patient record system and began the deployment, we strongly believed that the accuracy and efficiency afforded by this technology would complement the enhancements made to our front-end billing and collections processes, Mr. DiMino said.

“In two years, we have achieved not only a solid $12.0 million return on our $8.0 million investment, but also have established our leadership position when it comes to billing and collecting for ambulance services,” he continued. “The ePCR system has more than paid for itself through reductions in uncompensated care and reduced DSO. It is a key component of our success, and will continue to be a part of our strategy to improve invoice-to-cash outcomes in the future.”

Fiscal 2011 Guidance

The Company announced financial guidance for the fiscal year ending June 30, 2011, with adjusted EBITDA from continuing operations expected to be in the range of $74.0 million to $76.0 million and capital expenditures expected to be in the range of $18.0 million to $20.0 million.

Quarterly Operating Statistics

The table below provides results for medical transports, Average Patient Charge (APC), and DSO during each of the five most recent quarters:

	Q4 ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10
	(6/30/09)	(9/30/09)	(12/31/09)	(3/31/10)	(6/30/10)
Medical Transports (1)	266,357	268,755	271,396	277,276	280,574
Average Patient Charge (APC) (2)	$378	$389	$397	$394	$391
Days Sales Outstanding (DSO) (3)	52	49	46	44	43

(1)	Defined as emergency and non-emergency medical patient transports from continuing operations.
(2)	Net medical transport APC is defined as gross ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations.
(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To join the Company’s conference call, dial 877-383-7417 (domestic) or 678-894-3972 (international). A taped replay will be available approximately two hours following the completion of the call through 11:59 p.m. Eastern on September 11, 2010. To access the replay, dial 800-642-1687 (domestic) or 706-645-9291 (international). The required pass code to access the replay is 91751906. An audio webcast also will be available at www.ruralmetro.com the day of the call and will remain on the Company’s website for 90 days thereafter.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 20 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about its future financial condition, performance and other matters that constitute “forward-looking” statements as such term is defined by the federal securities laws. Many of these statements can be found by looking for words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “may,” “should,” “will likely result,” “continue,” “estimate,” “project,” “goals,” or similar words used herein in connection with any discussions of future operating or financial performance or business prospects. We may also make forward-looking statements in our financial reports filed with the Securities and Exchange Commission (SEC), investor calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, uncompensated care, working capital, accounts receivable collection, liquidity, cash flow, EBITDA, adjusted EBITDA, capital expenditures, insurance coverage and claim reserves, capital needs, key operating metrics, future growth plans, future operating results, and future compliance with covenants in our debt facilities or instruments. In addition, the Company may face risks and uncertainties related to other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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(RURL/F)

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	June 30, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$20,228	$37,108
Accounts receivable, net	63,581	64,355
Inventories	8,001	8,535
Deferred income taxes	23,737	25,032
Prepaid expenses and other	7,907	19,895

Total current assets	123,454	154,925

Property and equipment, net	50,670	49,096
Goodwill	36,516	37,700
Restricted cash	20,376	—
Deferred income taxes	41,538	41,678
Other assets	15,908	11,556

Total assets	$288,462	$294,955

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$12,914	$14,883
Accrued liabilities	48,290	57,588
Deferred revenue	21,244	21,585
Current portion of long-term debt	6,436	199

Total current liabilities	88,884	94,255

Long-term debt, net of current portion	262,606	277,110
Other long-term liabilities	38,130	28,497

Total liabilities	389,620	399,862

Rural/Metro Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized, 25,254,713 and 24,852,726 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	252	248
Additional paid-in capital	156,748	155,187
Treasury stock, 96,246 shares at both June 30, 2010 and June 30, 2009	(1,239)	(1,239)
Accumulated other comprehensive loss	(3,782)	(2,597)
Accumulated deficit	(254,823)	(258,331)

Total Rural/Metro stockholders’ deficit	(102,844)	(106,732)

Noncontrolling interest	1,686	1,825

Total deficit	(101,158)	(104,907)

Total liabilities and deficit	$288,462	$294,955

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Net revenue	$133,845	$126,889	$530,754	$491,800

Operating expenses:
Payroll and employee benefits	82,918	80,158	324,748	305,271
Depreciation and amortization	4,537	3,744	15,982	14,258
Other operating expenses	31,823	31,023	121,891	115,641
General/auto liability insurance expense	1,921	1,031	13,902	11,649
Goodwill impairment	1,184	—	1,184	—
Gain on sale of assets and property insurance settlement	(108)	(132)	(623)	(536)

Total operating expenses	122,275	115,824	477,084	446,283

Operating income	11,570	11,065	53,670	45,517
Interest expense	(7,335)	(7,518)	(29,096)	(30,843)
Interest income	66	69	235	324
Loss on debt extinguishment	—	—	(14,154)	—

Income from continuing operations before income taxes	4,301	3,616	10,655	14,998
Income tax provision	(2,080)	(1,048)	(4,395)	(7,433)
Income from continuing operations	2,221	2,568	6,260	7,565
Loss from discontinued operations, net of income taxes	10	(82)	(491)	(930)

Net income	$2,231	$2,486	$5,769	$6,635

Net income attributable to noncontrolling interest	(631)	(290)	(2,261)	(1,609)

Net income attributable to Rural/Metro	$1,600	$2,196	$3,508	$5,026

Income (loss) per share:
Basic -
Income from continuing operations attributable to Rural/Metro	$0.06	$0.09	$0.16	$0.24
Loss from discontinued operations attributable to Rural/Metro	$—	—	$(0.02)	(0.04)

Net income attributable to Rural/Metro	$0.06	$0.09	$0.14	$0.20

Diluted -
Income from continuing operations attributable to Rural/Metro	$0.06	$0.09	$0.16	$0.24
Loss from discontinued operations attributable to Rural/Metro	$—	$—	$(0.02)	$(0.04)

Net income attributable to Rural/Metro	$0.06	$0.09	$0.14	$0.20

Average number of common shares outstanding - Basic	25,253	24,845	25,106	24,834

Average number of common shares outstanding - Diluted	25,465	24,938	25,351	24,915

RURAL/METRO CORPORATION

RECONCILIATION OF NET INCOME EXCLUDING LOSS ON DEBT EXTINGUISHMENT

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Net income attributable to Rural/Metro	$1,600	$2,196	$3,508	$5,026

Loss on debt extinguishment	—	—	14,154	—
Tax effect of loss on debt extinguishment	192	—	(5,249)	—
Adjusted net income attributable to Rural Metro	1,792	2,196	12,413	5,026

Income per share:
Basic -
Net income attributable to Rural/Metro	$0.07	$0.09	$0.49	$0.20

Diluted -
Net income attributable to Rural/Metro	$0.07	$0.09	$0.49	$0.20

Average number of common shares outstanding - Basic	25,253	24,845	25,106	24,834

Average number of common shares outstanding - Diluted	25,465	24,938	25,351	24,915

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

For the twelve months ended June 30, 2010 and 2009

(in thousands)

	2010	2009
Cash flows from operating activities:
Net income	$5,769	$6,635
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	16,102	14,697
Non-cash adjustments to insurance claims reserves	2,517	(4)
Accretion of 12.75% Senior Discount Notes	7,769	9,968
Accretion of Term Loan Due 2014	586	—
Deferred income taxes	2,647	7,622
Excess tax benefits from share-based compensation	(583)	(9)
Amortization of debt issuance costs	1,577	2,089
Non-cash loss on debt extinguishment	2,345	—
Loss on disposal of property and equipment and proceeds from property insurance settlement	(67)	76
Goodwill impairment	1,184	—
Share-based compensation expense	545	241
Items expensed related to acquisition	186	—
Change in assets and liabilities -
Accounts receivable	774	11,776
Inventories	552	(79)
Prepaid expenses and other	(1,081)	559
Other assets	(2,283)	448
Accounts payable	(2,772)	(872)
Accrued liabilities	3,420	221
Deferred revenue	(341)	(316)
Other liabilities	(1,321)	(971)

Net cash provided by operating activities	37,525	52,081

Cash flows from investing activities:
Capital expenditures	(15,488)	(16,692)
Cash paid for acquisition	(1,400)	—
Proceeds from the sale of property and equipment and property insurance settlement	148	46
Increase in restricted cash	(20,376)	—

Net cash used in investing activities	(37,116)	(16,646)

Cash flows from financing activities:
Payments on debt	(192,272)	(12,512)
Issuance of debt	178,200	—
Debt issuance costs	(1,837)	—
Excess tax benefits from share-based compensation	583	9
Net proceeds from issuance of common stock under share-based compensation plans	437	19
Distributions of earnings to noncontrolling interest	(2,400)	(1,750)

Net cash used in financing activities	(17,289)	(14,234)

(Decrease) increase in cash and cash equivalents	(16,880)	21,201
Cash and cash equivalents, beginning of year	37,108	15,907

Cash and cash equivalents, end of year	$20,228	$37,108

Supplemental disclosure of non-cash operating activities:

(Decrease) increase in other current assets and accrued liabilities for general liability insurance claim	$(5,073)	$1,508

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$1,750	$962

Supplemental cash flow information:
Cash paid for interest	$17,944	$19,360
Cash paid for income taxes, net	$1,353	$1,181

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME FROM CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(unaudited)

(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Income from continuing operations	$2,221	$2,568	$6,260	$7,565
Add (deduct):
Depreciation and amortization	4,537	3,744	15,982	14,258
Interest expense	7,335	7,518	29,096	30,843
Interest income	(66)	(69)	(235)	(324)
Income tax provision	2,080	1,048	4,395	7,433
Income attributable to noncontrolling interest	(631)	(290)	(2,261)	(1,609)

EBITDA from continuing operations attributable to Rural/Metro	15,476	14,519	53,237	58,166

Add (deduct):
Share-based compensation expense	154	56	545	241
Goodwill impairment	1,184	—	1,184	—
Loss on debt extinguishment	—	—	14,154	—

Adjusted EBITDA from continuing operations attributable to Rural/Metro	16,814	14,575	69,120	58,407

Loss from discontinued operations	10	(82)	(491)	(930)
Add (deduct):
Depreciation and amortization	—	81	121	439
Income tax provision (benefit)	48	(26)	(292)	(550)

EBITDA from discontinued operations attributable to Rural/Metro	58	(27)	(662)	(1,041)

Total adjusted EBITDA attributable to Rural/Metro	$16,872	$14,548	$68,458	$57,366